UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California 94403

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 312-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2013, Charles B. Johnson announced his retirement as a director and Chairman of the Board of Directors (the “Board”) of Franklin Resources, Inc. (the “Company”). The remaining directors appointed Gregory E. Johnson as Chairman of the Board. Mr. G. Johnson, age 51, has served as the Company’s Chief Executive Officer since 2004 and President since December 1999. Mr. G. Johnson also has been an officer or director of certain subsidiaries of the Company for more than the past five years. In addition, the remaining directors appointed Charles E. Johnson to the Board to fill the director vacancy.

Gregory E. Johnson and Charles E. Johnson are brothers and sons of Charles B. Johnson, brothers of Jennifer M. Johnson, the Executive Vice President and Chief Operating Officer of the Company, and nephews of Rupert H. Johnson, Jr., Vice Chairman and a director of the Company.

Charles E. Johnson will receive compensation in accordance with the Company’s existing compensation arrangements for non-employee directors, which are described under the caption “Director Fees” in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on January 24, 2013. It is expected that Mr. C. E. Johnson and the Company will enter into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company’s Form 10-Q for the period ended March 31, 2006.

The Company and its subsidiaries have entered into certain transactions with Tano Capital, LLC (“Tano”), a company owned by Charles E. Johnson or Tano’s affiliates, as previously disclosed. In October 2009, the Board approved a three-year fixed term extension of a lease of approximately 5,495 square feet of office space owned by the Company in San Mateo, California with Tano. In November, 2012, Tano and the Company entered into an amendment extending the lease for a fixed five-year term. The lease amendment reduces the office space leased by Tano on the San Mateo campus to 4,125 square feet. The aggregate payments due under the lease extension are $148,500 per annum.

On July 6, 2011, Franklin Templeton Capital Holdings Private Limited (“FTCH”), a subsidiary of the Company, entered into an agreement to make a $25 million investment commitment to Tano India Private Equity Fund II (“Tano India Fund”). Tano Mauritius Investments, which is the investment manager and a Class B and Class C shareholder of the Tano India Fund, is a direct subsidiary of Tano.

In a proposed transaction, FTCH intends to acquire less than 20% of Tano Alpha Advisors Pte. Ltd., a Singapore private limited company (“Alpha”) in exchange for the provision of (1) certain investment advisory services and (2) office space by one or more of the Company’s subsidiaries. The remainder of Alpha would be owned by Tano. As currently proposed, Alpha would act as the investment manager of a private equity fund to be launched in late 2013. The dollar value of the amount involved in the transaction is indeterminable at this time.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 13, 2013 issued by Franklin Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: June 13, 2013	/s/ Maria Gray
Name: Maria Gray Title: Vice President and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 13, 2013 issued by Franklin Resources, Inc.